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                                                                 Exhibit 23.2

       [LETTERHEAD OF CIASCHI, DIETERSHAGEN, LITTLE & MICKELSON, LLP]

ACCOUNTANTS' CONSENT

The Board of Directors
Spectrum Signal Processing Inc.

We consent to the use of our report on the financial statements of Alex Computer Systems, Inc. in the registration statement on Form F-3 of Spectrum Signal Processing Inc., which report is dated August 28, 1997 and relates to the balance sheets of Alex Computer Systems, Inc. as of July 31, 1997 and 1996 and the related statements of earnings and retained earnings and cash flows for the years then ended. We also consent to the reference to our firm under the heading "Experts" in the prospectus.

/s/ Ciaschi, Dietershagen, Little & Mickelson, LLP

Ciaschi, Dietershagen, Little & Mickelson, LLP
Certified Public Accountants

Ithaca, New York
June 3, 1999